Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad to Acquire Arkansas Hospitals from Tenet

PLANO, TX (September 2, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced that it has signed a definitive agreement to acquire four hospitals in Arkansas from subsidiaries of Tenet Healthcare Corporation (“Tenet”) (NYSE: THC).

Triad will acquire the hospitals for $142 million, comprising $134 million in cash and the assumption of $8 million in net current liabilities; Tenet will retain the accounts receivable. The transaction is expected to close in the fourth quarter of 2003 and is subject to customary regulatory approvals.

“These hospitals will be a great addition to Triad. They will complement our five existing hospitals in Arkansas, and we expect them to embrace our strategy of working collaboratively with local physicians, employees and communities,” said James D. Shelton, Triad Chairman and CEO.

Triad expects the four hospitals to generate approximately $250 million in annual revenues in 2003. Triad reiterated its diluted earnings per share guidance of $2.14-2.20 in 2003 and $2.46-2.70 in 2004.

Hospitals to Be Acquired	Location	Beds
Central Arkansas Hospital	Searcy	193
National Park Medical Center	Hot Springs	166
Regional Medical Center of Northeast Arkansas	Jonesboro	104
Saint Mary’s Regional Medical Center	Russellville	170

Existing Triad Hospitals in Arkansas	Location	Beds
Medical Center of South Arkansas	El Dorado	166
Medical Park Hospital	Hope	79
Northwest Health System – Benton County	Bentonville	128
Northwest Health System – Washington County	Springdale	222
Willow Creek Women’s Hospital	Johnson	30

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of the transaction, the Company will have 53 hospitals (including one under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,400 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.